UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 27, 2006

CARREKER CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-24201	75-1622836
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

4055 VALLEY VIEW LANE
DALLAS, TEXAS		75244
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 458-1981

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02               Non-Reliance on Previously Issued Financial Statements or a Related Audit Report of Completed Interim Review

As first disclosed on March 14, 2006, Carreker Corporation (the “Company”) has been in the process of reviewing an accounting issue related to deferred revenue that the Company believed could impact its historical consolidated financial statements. On April 27, 2006, the Company’s Audit Committee of the Board of Directors, after consultation with the Company’s management and Ernst & Young LLP, its independent auditors, concluded that its consolidated financial statements for the year ended January 31, 2004 (“Fiscal 2003”) and its consolidated balance sheet at January 31, 2005 should be restated and therefore should no longer be relied upon.

These consolidated financial statements are being restated to correct an error identified in deferred revenue resulting primarily from the duplicate recording of a customer software maintenance contract in connection with an accounting system conversion that occurred in October 2002. Software maintenance revenue related to this contract was erroneously recognized twice during the year ended January 31, 2004. Therefore, the consolidated financial statements for the fiscal year ended January 31, 2004 are being restated to reflect a corresponding $2.0 million reduction in software maintenance revenue and net income, and the consolidated balance sheets at January 31, 2004 and 2005 are being restated to reflect a corresponding $2.0 million increase in deferred revenue and in accumulated deficit.

The Company’s consolidated financial statements and related financial information are being restated as follows:

	Year Ended January 31, 2005		Year Ended January 31, 2004
	As Reported	Restated	As Reported	Restated

Operations Data:

Total revenues	$118,891	$118,891	$128,908	$126,867
Software maintenance revenue	43,293	43,293	45,122	43,081
Income (loss) before provision (benefit) for income taxes	(628)	(628)	3,906	1,865
Net income (loss)	(1,196)	(1,196)	3,706	1,665
Basic earnings (loss) per share	$(0.05)	$(0.05)	$0.16	$0.07
Diluted earnings (loss) per share	$(0.05)	$(0.05)	$0.15	$0.07

Balance Sheet Data:

Deferred revenue	$22,181	$24,222	$25,231	$27,272
Total liabilities	35,657	37,984	48,212	50,253
Accumulated deficit	(53,876)	(55,917)	(52,680)	(54,721)
Total stockholders equity	$57,362	$55,321	$56,318	$54,277

We plan to file our Form 10-K for the year ended January 31, 2006, which will include the foregoing restated consolidated financial statements, by May 2, 2006.

Also, in Item 9A of the Company’s Form 10-K for each of the years ended January 31, 2004 and 2005, as well as Item 4 in the Company’s Form 10-Qs relating to each of the interim quarterly periods between April 30, 2004 and October 31, 2005, Company management had previously concluded that its disclosure controls and procedures were effective as of the end of each of such annual and quarterly periods. In connection with the restatement described above, management has now identified a material weakness in the Company’s internal control over financial reporting, which management has concluded existed as of the end of each of the foregoing referenced annual and quarterly periods. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Specifically, the Company did not maintain effective controls to ensure the accuracy of its deferred software maintenance reconciliations. The Company’s accounting personnel did not perform accurate reconciliations and did not properly identify and resolve reconciling items. This control deficiency resulted in the misstatement of the Company’s consolidated financial statements. Additionally, this control deficiency could result in a material misstatement to annual or quarterly financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness. As a result of this material weakness, management concluded that the Company’s disclosure controls and procedures as of January 31, 2004 and January 31, 2005, as well as of the end of each of the interim quarterly periods between April 30, 2004 and October 31, 2005, were ineffective. As a result, management’s conclusions that the effectiveness of the Company’s disclosure controls and procedures as originally stated in the foregoing referenced public filings should no longer be relied upon. In addition, management will conclude in “Management’s Report on Internal Control over Financial Reporting” in its Form 10-K for the year ended January 31, 2006 that the Company’s internal control over financial reporting was not effective as of January 31, 2006. Also, as a result of the material weakness, senior management believes that the report of its independent registered public accounting firm will conclude that the Company’s internal control over financial reporting was not effective as of January 31, 2006.

The Company’s Audit Committee and senior management have discussed the matters disclosed in this Item 4.02(a) with Ernst & Young LLP, the Company’s independent registered public accounting firm.

Item 9.01               Financial Statements and Exhibits

(c)  Exhibits.

Exhibit
Number	Description

99.1	Carreker Corporation press release dated April 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARREKER CORPORATION
(Registrant)

Date: April 28, 2006	By:	/s/ Lisa K. Peterson
Executive Vice President and Chief Financial
Officer